Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741- 8570

FOR IMMEDIATE RELEASE

MSA Announces Third Quarter Results

PITTSBURGH, October 24, 2012 – MSA (NYSE: MSA) today announced that net sales for the third quarter of 2012 were $287 million, down $12 million when compared to the third quarter of 2011. Excluding the effect of weakening currencies and the divestiture of the company’s ballistic vest and North American ballistic helmet businesses, sales increased $14 million, or 5 percent. Net income for the third quarter 2012 was $19 million, or 52 cents per basic share, a decrease of less than $1 million when compared with the same quarter last year.

“Despite the slow-down we are seeing in certain geographic markets, the quarterly results we achieved from our primary areas of strategic focus in core product groups and emerging markets are providing a degree of encouragement,” said William M. Lambert, MSA President and CEO. “Excluding the impact of weakening foreign currencies, our quarterly revenue from our global core product groups increased 7 percent, with core product group sales to emerging markets up 18 percent,” Mr. Lambert added.

MSA’s five core product groups include industrial head protection, fall protection devices, portable gas detection instruments, fixed gas and flame detection systems, and self-contained breathing apparatus (SCBA). These products now represent 64 percent of MSA’s global business.

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“Driving demand for these products through innovation and exceptional customer support remains a critical element of our ongoing strategy,” Mr. Lambert said. “In addition to our emphasis on core products, our focus on reducing manufacturing costs, strengthening product mix and implementing more effective pricing strategies is providing solid returns.” Mr. Lambert noted that for the quarter, gross profit margins improved 220 basis points when compared to the third quarter of 2011.

Sales in the North American segment decreased $10 million, or 7 percent, in the current quarter. The decrease reflects the divestiture of the company’s ballistic vest and North American Advanced Combat Helmet (ACH) businesses during the fourth quarter of 2011 and the second quarter of 2012, respectively. Sales of ballistic vests and ACHs totaled $11 million in the third quarter of 2011. Excluding this change, North America segment sales were flat, with a $4 million improvement in shipments of SCBAs to the fire service being partially offset by small decreases in other product groups.

Sales in the company’s European segment decreased $4 million, or 6 percent, when compared to the third quarter of 2011, on a weakening euro. Local currency sales were up $4 million on improved sales of gas detection products to industrial markets. Currency translation effects decreased third quarter European segment sales, when stated in U.S. dollars, by $8 million.

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Sales in MSA’s International segment increased $2 million, or 2 percent, when compared to the third quarter of 2011. On a local currency basis, sales increased $9 million reflecting stronger product demand in emerging markets across Latin America and Africa, primarily in industrial markets across a broad group of product lines. Currency translation effects decreased International segment sales, when stated in U.S. dollars, by $7 million, primarily related to a weakening of the Australian dollar, Brazilian real and the South African rand.

Net income in MSA’s North American segment was $15 million, a decrease of $4 million when compared to the third quarter of 2011. The decrease in income reflects increased product liability related expenses and reduced pension income, partially offset by improved gross profit margins.

Net income in MSA’s European segment was $2 million. Local currency net income increased $0.5 million in the current quarter due primarily to lower restructuring charges. The remainder of the improvement reflects lower selling, general and administrative expenses in Western Europe, offset by lower gross profit margins. Currency translation effects decreased current quarter European segment net income, when stated in U.S. dollars, by $0.4 million, primarily reflecting a weaker euro.

Net income in the International segment was $6 million, a decrease of $0.7 million due primarily to currency translation effects, which reduced current quarter International segment net income by $0.6 million reflecting a weaker Australian dollar, Brazilian real and South African rand.

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The net loss reported in reconciling items for the third quarter of 2012 was $4 million compared to a net loss of $7 million in the third quarter of 2011. The lower net loss in the third quarter of 2012 was primarily related to lower currency exchange losses and a tax benefit associated with a non-cash charitable contribution of land at MSA’s Cranberry Woods office park near Pittsburgh.

“Our strategic focus on developing business from MSA’s core product lines continues to produce favorable results,” Mr. Lambert said. “While we saw an increase in selling, general and administrative expenses during the quarter, we continued to see solid improvement in gross profits and other operating costs. Although economic uncertainty is tempering some of our optimism going into the fourth quarter and beyond, it does not affect our determination. I believe MSA’s business strength and position in the marketplace afford us many opportunities for continued profitable growth,” he concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

Cautionary Statement Regarding Forward-Looking Statements:

This press release may contain forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business, and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include, but are not limited to, global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims and our ability to collect related insurance receivables, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions, and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial Websites.

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Mine Safety Appliances Company

Condensed Consolidated Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$286,567	$298,241	$874,790	$869,473
Other income, net	169	2,398	8,433	4,353

	286,736	300,639	883,223	873,826

Costs and expenses
Cost of products sold	164,313	177,353	502,419	519,179
Selling, general and administrative	81,606	78,621	236,591	227,382
Research and development	10,073	9,663	29,707	29,646
Restructuring and other charges	—	1,004	—	6,118
Interest	2,797	3,198	8,860	10,423
Currency exchange losses	617	431	1,845	986

	259,406	270,270	779,422	793,734

Income before income taxes	27,330	30,369	103,801	80,092
Provision for income taxes	7,680	10,188	31,550	26,934

Net income	19,650	20,181	72,251	53,158
Net income attributable to noncontrolling interests	(417)	(209)	(1,101)	(285)

Net income attributable to Mine Safety Appliances Company	19,233	19,972	71,150	52,873

Earnings per share attributable to Mine Safety Appliances Company common shareholders
Basic	$0.52	$0.54	$1.93	$1.44

Diluted	$0.51	$0.54	$1.90	$1.42

Dividends per common share	$0.28	$0.26	$0.82	$0.77

Basic shares outstanding	36,633	36,236	36,535	36,206
Diluted shares outstanding	37,055	36,799	37,009	36,817

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Mine Safety Appliances Company

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

	September 30, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$74,456	$59,938
Trade receivables, net	214,930	192,627
Inventories	142,825	141,475
Other current assets	52,783	64,809

Total current assets	484,994	458,849

Property, net	146,835	145,763
Prepaid pension cost	60,398	58,075
Goodwill	257,087	259,084
Other noncurrent assets	198,274	193,281

Total	1,147,588	1,115,052

Current liabilities
Notes payable and current portion of long-term debt	$726	$8,263
Accounts payable	61,233	50,208
Other current liabilities	120,246	113,299

Total current liabilities	182,205	171,770

Long-term debt	304,000	334,046
Pensions and other employee benefits	125,899	124,310
Deferred tax liabilities	30,398	30,458
Other noncurrent liabilities	14,465	15,057
Equity	490,621	439,411

Total	1,147,588	1,115,052

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Mine Safety Appliances Company

Consolidated Condensed Statement of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2012	2011

Net income	$72,251	$53,158
Depreciation and amortization	24,057	24,886
Change in working capital	2,763	(15,448)
Other operating	(10,037)	(24,190)

Cash from operations	89,034	38,406

Capital expenditures	(24,949)	(21,330)
Property disposals and other investing	16,801	3,478

Cash from investing	(8,148)	(17,852)

Change in debt	(37,551)	8,385
Cash dividends paid	(30,261)	(28,210)
Other financing	1,373	(125)

Cash from financing	(66,439)	(19,950)

Exchange rate changes	71	(1,542)

Increase (decrease) in cash	14,518	(938)

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales
North America	$133,944	$143,547	$416,728	$412,154
Europe	67,660	71,696	207,450	211,403
International	84,963	82,998	250,612	245,916

Total	286,567	298,241	874,790	869,473

Net income (loss)
North America	$15,100	$18,839	$51,636	$44,773
Europe	2,039	1,859	9,794	5,540
International	6,016	6,666	17,900	20,509
Reconciling	(3,922)	(7,392)	(8,180)	(17,949)

Total	19,233	19,972	71,150	52,873

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